Exhibit 10.03

CHEGG, INC.
CHANGE-IN-CONTROL SEVERANCE PLAN

This Change-in-Control Severance Plan (the “Plan”) has been adopted by Chegg, Inc., a Delaware corporation (the “Company”), effective as of July 24, 2019 (the “Effective Date”). Capitalized terms used herein and not otherwise defined have the meanings given to those terms in Section 4 hereof.

1.	PURPOSE OF THIS PLAN.

The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons designated by the Board whose present and potential contributions are important to the success of the Company by offering such persons (each, a “Participant”) an opportunity to participate herein to receive certain payments and benefits described herein in case such Participant is subject to a CIC Qualifying Termination.

2.	CHANGE-IN-CONTROL SEVERANCE BENEFITS.

Participant’s receipt of any payments or benefits under Section 2(a) is subject to Participant’s (a) delivery to the Company of both (i) a Participation Agreement hereunder in a form approved by the Board and (ii) a general release in a form prescribed by the Company of all known and unknown claims that Participant may then have against the Company or persons affiliated with the Company (such release, the “Release”) and (b) satisfaction of all conditions to make the Release effective within sixty (60) days (the “Release Period”) following Participant’s CIC Qualifying Termination, notwithstanding any other provision of this Plan or Participant’s Participation Agreement. In no event will any payment or benefits under Section 2(a) be made, provided or retained until the Participation Agreement is executed and returned to the Company and the Release becomes effective and irrevocable.
(a)Qualifying Termination During a Change-in-Control Period. If Participant is subject to a CIC Qualifying Termination, Participant will be entitled to the following:

(i)Severance Payment. The Company will pay Participant a lump sum equal to (i) 12 months of Participant’s base salary at the rate in effect immediately prior to the CIC Qualifying Termination or the Change in Control, whichever base salary is greater and (ii) Participant’s target cash bonus, if applicable, for the fiscal year in which the CIC Qualifying Termination occurs, prorated for the number of days employed in such fiscal year prior to the CIC Qualifying Termination (together, the “Severance Payment”). The Severance Payment will be paid to Participant on the later of (1) the fifth (5th) business day following expiration of the Release Period and (2) the closing of the Change in Control.
(ii)COBRA Subsidies. (1) If Participant timely elects to continue to receive coverage under COBRA, the Company will reimburse Participant for the COBRA premiums paid for Participant and his or her eligible dependents to participate in the Company’s group medical, dental and/or vision insurance plans for so long as Participant and his or her eligible dependents continue to receive coverage under the Company’s group medical, dental and/or vision insurance plans (but not after Participant commences employment with or service to another company and becomes eligible for coverage under such company’s group medical, dental and/or vision insurance plans), up to a maximum of 12 months (the “COBRA Subsidies”). (2) Notwithstanding the foregoing, the Company may elect, in its sole discretion, to pay Participant a taxable amount in lieu of the COBRA Subsidies equal to the aggregate of the premiums for Participant and his or her eligible dependents (as in effect on the date of the CIC Qualifying Termination) if Participant were to receive the COBRA Subsidies for the maximum number of months of coverage described in the preceding clause (1). (3) Any COBRA Subsidies paid by the Company to a Participant prior to the Participant having satisfied all of the conditions precedent to receiving the severance benefits described in the first paragraph of this Section 2 will be subject to immediate repayment in full, gross of taxes, if Participant fails to satisfy any of such conditions precedent to receiving the severance benefits.

(iii)Equity Acceleration. (1) Each of Participant’s then-outstanding unvested Equity Awards other than Performance Awards (as defined below) will accelerate and become vested and exercisable or settleable in full (the “Time-Based Equity Acceleration”). (2) The vesting of Equity Awards that would otherwise vest only upon satisfaction of performance criteria (excluding any Equity Awards whose measurement periods have already been completed, and performance has already been measured, as to any applicable performance criteria, which Equity Awards will be subject to the preceding clause (1)) (such performance-based awards, “Performance Awards”) will accelerate (if at all) as set forth in the terms of the applicable award agreement. (3) Notwithstanding the foregoing, if any Performance Awards whose measurement periods have not been completed, and performance has not been measured, as of the Change in Control, do not specify the calculation of performance upon a Change in Control, the performance will be deemed achieved at either the target level of performance described in the applicable award agreement or at the actual level of performance achieved under the terms of the applicable award agreement, if such performance is determinable as of immediately prior to the Change in Control, and the resulting number of Performance Awards eligible to vest will accelerate and become vested and exercisable in full (the acceleration described in clauses (1) - (3), the “Equity Acceleration”). (4) The Equity Acceleration will be effective as of the later of (x) the fifth (5th) business day following expiration of the Release Period and (y) the closing of the Change in Control. (5) If before a Change in Control either the Company terminates Participant’s employment for any reason other than Cause or Participant voluntarily resigns his or her employment for Good Reason, then any unvested Equity Awards that would otherwise be forfeited upon such termination will remain outstanding and eligible for the Equity Acceleration (but not for vesting in the ordinary course) for the minimum amount of time following such termination that is necessary to permit the possible Equity Acceleration, provided that in no event will any Equity Award remain outstanding beyond its expiration date.
(b)Non-Assumption of Equity Awards granted under the 2013 Plan & 2005 Plan. If the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute Participant’s unvested Equity Awards (x) as provided in Section 21.1 of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) in connection with a Corporate Transaction (as defined in the 2013 Plan), or (y) as provided in Section 10.3 of the Company’s 2005 Stock Incentive Plan, as amended and restated (the “2005 Plan” and together with the 2013 Plan, the “Plans”) in connection with a “merger or consolidation” (as described in the 2005 Plan), then notwithstanding any other provision in this Agreement, the Plans or any Equity Award Agreement to the contrary, each of Executive’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced or substituted, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Corporate Transaction or “merger or consolidation,” as applicable and terminate to the extent not exercised (as applicable) upon the Corporate Transaction or “merger or consolidation,” as applicable. With respect to Performance Awards, the vesting for such Performance Awards will accelerate as set forth in the terms of the applicable performance-based Equity Award agreement or as set forth above in Section 2(a)(iii)(3), as applicable.

(c)Accrued Compensation and Benefits. (i) Notwithstanding anything to the contrary in Section 2(a) above, in connection with any termination of employment, the Company will pay Participant’s earned but unpaid base salary and other vested but unpaid cash entitlements (excluding any vacation pay (if applicable), unless otherwise required by applicable law), including the amount of any bonus earned and payable from a prior year that remains unpaid by the Company as of the date of the termination of employment, determined in accordance with customary practice, and unreimbursed documented business expenses incurred by Participant through and including the date of termination (collectively, “Accrued Compensation and Expenses”). (ii) Participant will also be entitled to any other vested benefits earned by Participant for the period through and including the termination date of Participant’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively, “Accrued Benefits”). (iii) Any Accrued Compensation and Expenses to which Participant is entitled will be paid to Participant in cash as soon as administratively practicable after the termination, in accordance with the Company’s standard payroll schedule and procedures and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of Participant in which the termination occurs or at such earlier time as may be required by applicable law. (iv) Any Accrued Benefits to which Participant is entitled will be paid to Participant as provided in the relevant plans and arrangements.

3.COMPANY POLICIES. Participant will be bound by and comply fully with, both during Participant’s employment with the Company and during any required post-employment period, the Company’s standard confidentiality, invention assignment or proprietary information agreement (a form of which was been provided to Participant), insider trading policy, code of conduct and any other policies and programs adopted by the Company regulating the behavior of its employees, as such policies and programs may be amended from time to time to the extent the same are not inconsistent with this Plan. Participant’s receipt of any payments or benefits under Section 2(a) will be subject to Participant continuing to comply with the terms of the Company’s confidentiality, invention assignment or proprietary information agreement, between the Company and Participant, as such agreement may be amended from time to time.

4.DEFINITIONS.

(a)“Board” means the Company’s board of directors or, if so designated by the Board for purposes of administering this Plan, a committee of the Board.

(b)“Cause” means the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

(i)
Participant’s failure or refusal to comply in any material respect with lawful policies, standards or regulations, including, but not limited to the code of conduct, of the Company within thirty (30) days after written notice to Participant of such violations and/or failure to comply;

(ii)	Participant’s material violation of a federal or state law or regulation applicable to the business of the Company;

(iii)	Participant’s conviction or plea of no contest to a felony or other crime of moral turpitude under the laws of the United States or any State;

(iv)	Participant’s fraud or material misappropriation of property belonging to the Company or its affiliates;

(v)
Participant’s material breach of the Company’s the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or with a former employer and failure to correct or cure such material breach within thirty (30) days after written notice to Participant of such breach; or

(vi)
Participant’s material misconduct or gross negligence in connection with the performance of Participant’s duties and failure to correct or cure such action or conduct within thirty (30) days after written notice to Participant if such action or conduct is curable.

The determination as to the existence of grounds for Participant’s termination for Cause will be made in good faith by the Company or the Board and will be final and binding on Participant.
(c)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)“Code” means the Internal Revenue Code of 1986, as amended.

(e)“Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%)  of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(f)“CIC Qualifying Termination” means the Participant’s Separation (i) within twelve (12) months following a Change in Control or (ii) within three (3) months preceding a Change in Control, but as to part (ii), only if the Separation occurs following a Potential Change in Control, in each case, resulting from either (x) the Company terminating the Participant’s employment for any reason other than Cause or (y) the Participant voluntarily resigning his or her employment for Good Reason. “Potential Change in Control” means the execution of a definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control. A termination or resignation due to Participant’s death or disability will not constitute a CIC Qualifying Termination.

(g)“Equity Awards” means, with respect to a Participant all awards for Company common stock granted to the Participant, including but not limited to options, stock bonus awards, restricted stock, restricted stock units and stock appreciation rights.

(h)“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)“Good Reason” means the occurrence of any of the following events or conditions, without Participant’s express written consent:

(i)
a material reduction in the Participant’s annual base salary, other than a reduction generally applicable to executive officers of the Company and in generally the same proportion as affects the Participant;

(ii)	a material diminution in the Participant’s authority, duties or responsibilities;

(iii)	a change in the geographic location at which the Participant must perform services, resulting in an increase in the one-way commute by the Participant of more than 50 miles; or

(iv)
the Company’s material breach of this Plan or the Participant’s Participation Agreement, including, but not limited to, the Company’s failure to ensure this Plan’s assumption by the Company’s successor in interest, as further described in Section 5(a) below.

A termination of employment for Good Reason will be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), setting forth in reasonable detail, the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this definition on which the Participant is relying. Notice of Termination for Good Reason must be provided within ninety (90) days of the condition first arising. The Company will have an opportunity to cure such conduct constituting Good Reason within thirty (30) days of receiving such Notice of Termination for Good Reason. If the Company does not cure such conduct within such thirty (30) day period, a termination of employment for Good Reason will be effective on the thirty-first (31st) day following the date when the Notice of Termination for Good Reason is received by the Company.
(j)“Participation Agreement” means, with respect to a Participant, an agreement, in a form specified by the Board, between the Company and the Participant, specifying the terms of the Participant’s participation herein. A Participant’s Participation Agreement may specify additional terms and conditions, such as restrictive covenants, applicable to the Participant’s participation in this Plan.

(k)“Separation” means a “separation from service” within the meaning of Code Section 409A and the Treasury Regulations promulgated thereunder. As used throughout this Plan, “termination” of employment (and similar terms) will mean a Separation.

5.Successors.

(a)Company’s Successors. The Company will require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to each Participant, to assume this Plan and to agree expressly to perform this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets or which becomes bound by this Plan by operation of law.

(b)Participant’s Successors. This Plan and all rights of each Participant hereunder will inure to the benefit of, and be enforceable by, such Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.GOLDEN PARACHUTE TAXES.

(a)Best After-Tax Result. In the event that any payment or benefit received or to be received by any Participant pursuant to this Plan or otherwise (the “Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions or any comparable federal, state, local or foreign excise tax (any of these, an “Excise Tax”), then subject to the provisions of Section 6(b) hereof, such Payments will be provided either (x) in full pursuant to the terms of this Plan or any other applicable agreement or (y) as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (the amount of such Payments reduced under the preceding clause (y), the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes) results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Participant otherwise agree in writing, any determination required under this Section will be made by independent tax counsel designated by the Company and reasonably acceptable to Participant (the “Independent Tax Counsel”), whose determination will be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required under this Section 6(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that Independent Tax Counsel will assume that Participant pays all taxes at the highest marginal rate. The Company and Participant will furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company will bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(y) above applies, then based on the information provided to Participant and the Company by Independent Tax Counsel, Participant may, in Participant’s sole discretion and within thirty (30) days of the date on which Participant is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Participant will be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Participant equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof will apply, and the enforcement of Section 6(b) will be the exclusive remedy to the Company.

(b)Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Participant is liable for the Excise Tax as a result of the receipt of one or more Payments, then Participant will be obligated to surrender or pay back to the Company, within one hundred twenty (120) days after a final IRS determination, the smallest amount, if any, required to be surrendered or paid to the Company so that Participant’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) will be maximized (such smallest amount, the “Repayment Amount”). Notwithstanding the foregoing, the Repayment Amount with respect to such Payments will be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Participant from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Participant will pay the Excise Tax.

7.MISCELLANEOUS PROVISIONS.

(a)Section 409A. To the extent (i) any payments to which Participant becomes entitled under this Plan, or any agreement or plan referenced herein, in connection with any Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (x) the expiration of the six (6)-month period measured from the date of Participant’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company and (y) the date of Participant’s death following such separation from service, provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to Participant, including (without limitation) the additional twenty percent (20%) tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to Participant or Participant’s beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which Participant incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
To the extent that any provision of this Plan is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Plan (or referenced in this Plan) are intended to constitute separate payments for purposes of Section 1.409A 2(b)(2) of the regulations under Section 409A.
(b)Other Severance and Acceleration Arrangements. Except as otherwise specified herein, this Plan represents the entire agreement between Participant and the Company with respect to any and all severance arrangements and vesting acceleration arrangements and post-termination stock option exercise period arrangements and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between Participant and the Company relating to the subject matter hereof as may be set forth under, but not limited to, any and all prior agreements governing any Equity Award, any change in control and severance agreements, employment agreement, offer letter or programs and plans which were previously offered by the Company to Participant, and Participant hereby waives Participant’s rights to any and all such other severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, as applicable.

(c)Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan, Participant and the Company agree that any and all disputes, claims and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach or interpretation, will be resolved solely and exclusively by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder will be responsible for the payment of its own attorneys’ fees.

(d)Notice. Notices and all other communications contemplated by this Plan will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with an overnight courier, with shipping charges prepaid. In the case of Participant, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Secretary.

(e)Term and Termination. This Plan will terminate on the first calendar anniversary of a Change in Control, unless any Participant has earlier been subject to a CIC Qualifying Termination, in which case this Plan will terminate as soon as the Company has met all of its obligations hereunder to each such Participant who has been subject to a CIC Qualifying Termination.

(f)Amendment; Waiver. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Participant Agreement or instrument to be executed pursuant to this Plan, provided, however, that a Participant’s participation herein will continue to be governed by the version of this Plan in effect at the time such individual executed his or her Participation Agreement. No termination or amendment of the Plan will affect any then-outstanding Participation Agreement unless expressly provided by the Board. In any event, no termination or amendment of this Plan or any outstanding Participation Agreement may adversely affect any Participant’s rights hereunder without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule. No waiver by the Company of any breach by any Participant of, or of compliance with, any condition or provision of this Plan will be considered a waiver by the Company of any other condition or provision or of the same condition or provision at another time.

(g)Withholding Taxes. All payments made under this Plan will be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h)Severability. The invalidity or unenforceability of any provision or provisions of this Plan will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(i)No Retention Rights. Nothing in this Plan will confer upon Participant any right to continue in employment with or other service to the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of Participant, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(a)Choice of Law. The validity, interpretation, construction and performance of this Plan will be governed by the laws of the State of California (other than their choice-of-law provisions).